As filed with the Securities and Exchange Commission on April 5, 2007

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Concur Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1608052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18400 NE Union Hill Road, Redmond, Washington	98052
(Address of Principal Executive Offices)	(Zip Code)

2007 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

S. Steven Singh

Chief Executive Officer

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, WA 98052

(Name and Address of Agent For Service)

(425) 702-8808

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Horace L. Nash, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

(650) 988-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,820,000(3)	$17.37	$31,613,400	$970.53

(1)	This Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Registrant’s common stock. The preferred stock purchase rights, which are attached to the shares of the Registrant’s common stock being registered hereunder, will be issued for no consideration. Accordingly, no additional registration fee is required.

(2)	Estimated solely for the purpose of computing the amount of registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act based on the average of the high and low prices of Registrant’s common stock as reported on The NASDAQ Global Market on April 2, 2007.

(3)	Represents 1,500,000 shares of common stock authorized for issuance under Registrant’s 2007 Equity Incentive Plan (“2007 Plan”) and 320,000 shares available for awards under Registrant’s 1998 Employee Stock Purchase Plan (“ESPP”) pursuant to the evergreen provision of the ESPP, which provides that the aggregate number of shares of the Company’s Common Stock for issuance under the ESPP will be increased automatically on each January 1 by the lesser of (i) 320,000 shares or (ii) the number of shares equal to one percent (1%) of the total number of outstanding shares of the Registrant’s common stock on the immediately preceding December 31.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, all of which Registrant previously filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), are incorporated herein by this reference:

(1) Registrant’s Annual Report on Form 10-K for the year ended September 30, 2006, filed with the Commission on December 14, 2006.

(2) Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, filed with the Commission on February 9, 2007.

(3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest Annual Report referred to in (1) above.

(4) The description of Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on December 7, 1998, File No. 000-25137, including any amendments or reports filed with the Commission for the purpose of updating such description.

(5) The description of Registrant’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A (No. 00-25137) filed with the Commission on April 23, 2001, including any other amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we are permitted to indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law;

•

if a director or executive officer agrees to repay us, we must advance his or her expenses with respect to a legal proceeding for which indemnification is determined to be unavailable, subject to limited exceptions;

•	the rights conferred in the bylaws are not exclusive; and

•	we may not retroactively amend the bylaw provisions relating to indemnity.

Our policy is to enter into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify and hold harmless our directors and executive officers to the fullest possible extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding (subject to limited exceptions) on account of their services as our directors, officers, employees or agents or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at our request.

The indemnification provision in our amended and restated bylaws and the indemnity agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

As authorized by our bylaws, we have obtained directors and officers liability insurance.

We entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify us, our directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. We have also entered into merger agreements under which the parties to those agreements have agreed to indemnify us and our directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9.

Reference is made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

Document

1.	Amended and Restated Certificate of Incorporation (see Exhibit 4.2).

2.	Amended and Restated Bylaws, as adopted on April 17, 2001 (see Exhibit 4.3).

3.	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.06 to our registration statement on Form S-1 (File No. 333-62299) filed with the Commission on August 26, 1998, as subsequently amended).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	2007 Equity Incentive Plan and related forms of agreement for restricted stock units and other awards					X

4.2	The Registrant’s Amended and Restated Certificate of Incorporation	S-8	333-7045	4.03	1/12/99

4.3	The Registrant’s Amended and Restated Bylaws	8-K	000-25137	4.1	4/23/01

4.4	Certificate of Designations of Series A Junior Preferred Stock of Registrant	8-A	000-25137	3.2	4/23/01

4.5	Specimen Stock Certificate representing shares of Registrant’s Common Stock	S-1/A	333-62299	4.01	10/13/98

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 5th day of April, 2007.

CONCUR TECHNOLOGIES, INC.

By:	/s/ S. Steven Singh
S. Steven Singh
Chief Executive Officer and a Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints S. Steven Singh and John F. Adair, and each of them, his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ S. Steven Singh S. Steven Singh	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	April 5, 2007

/s/ John F. Adair John F. Adair	Chief Financial Officer (principal financial officer and principal accounting officer)	April 5, 2007

/s/ Robert T. Abele Robert T. Abele	Director	April 5, 2007

/s/ William W. Canfield William W. Canfield	Director	April 5, 2007

/s/ Gordon Eubanks Gordon Eubanks	Director	April 5, 2007

/s/ Michael W. Hilton Michael W. Hilton	Director	April 5, 2007

/s/ Jeffrey T. McCabe Jeffrey T. McCabe	Director	April 5, 2007

/s/ Jeffrey T. Seely Jeffrey T. Seely	Director	April 5, 2007

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	2007 Equity Incentive Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards					X

4.2	The Registrant’s Amended and Restated Certificate of Incorporation	S-8	333-7045	4.03	1/12/99

4.3	The Registrant’s Amended and Restated Bylaws	8-K	000-25137	4.1	4/23/01

4.4	Certificate of Designations of Series A Junior Preferred Stock of Registrant	8-A	000-25137	3.2	4/23/01

4.5	Specimen Stock Certificate representing shares of Registrant’s Common Stock	S-1/A	333-62299	4.01	10/13/98

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X